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FOR IMMEDIATE RELEASE
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               UNITED RENTALS ANNOUNCES REVISED EARNINGS GUIDANCE

                    Acquires 35 Trench Shoring Locations from
                           National Equipment Services

         GREENWICH, CT, July 1, 2002 -- United Rentals, Inc. (NYSE:URI) today announced that it has revised its earnings guidance because of the delay in the expected recovery in non-residential construction spending. For the second quarter ended June 30, 2002, the Company projects earnings per share of between $0.50 and $0.54. The Company projects earnings per share of $1.70 for 2002 and $2.50 for 2003.

         The Company also announced that it has acquired from National Equipment Services (NYSE:NSV) 35 locations in 12 states that primarily rent trench shoring and shielding equipment, road plates, slide rail systems and other specialty underground equipment. Revenues of the acquired locations were $56 million in 2001. The purchase price was approximately $110 million. Rental of trench shoring and related equipment provides high margins and significant cross-selling opportunities.

         United Rentals, Inc. is the largest equipment rental company in North America, with an integrated network of more than 750 locations in 47 states, seven Canadian provinces, and Mexico. The Company serves more than 1.4 million customers, including construction and industrial companies, manufacturers, utilities, municipalities, homeowners and others. The Company offers for rent over 600 different types of equipment with a total original cost of approximately $3.5 billion. Additional information about United Rentals is available at the Company's web site at www.unitedrentals.com.
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         Certain statements contained in this press release are forward-looking in nature. These statements can be identified by the use of forward-looking terminology such as "believes," "expects," "projects," "forecasts," "may," "will," "should," "on track" or "anticipates" or the negative thereof or comparable terminology, or by discussions of strategy. The Company's business and operations are subject to a variety of risks and uncertainties and, consequently, actual results may materially differ from those projected by any forward-looking statements. Factors that could cause actual results to differ from those projected include, but are not limited to, the following: (1) unfavorable economic and industry conditions can reduce demand and prices for the Company's products and services, (2) governmental funding for highway and other construction projects may not reach expected levels, (3) the Company may not have access to capital that it may require, and (4) any companies that United Rentals acquire could have undiscovered liabilities and may be difficult to integrate. These risks and uncertainties, as well as others, are discussed in greater detail in the Company's filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. The Company makes no

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commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

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Contact:
Fred Bratman
Vice President, Corporate Communications
United Rentals, Inc.
(203) 618-7323
fbratman@ur.com

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